EXHIBIT INDEX

EXHIBIT NUMBER             DESCRIPTION OF EXHIBIT

         99                Press Release dated November 14, 2000




                                 EXHIBIT NO. 99

BINDLEY WESTERN INDUSTRIES, INC.
CHANGING METHOD OF ACCOUNTING FOR ITS
1999 ACQUISITION OF CENTRAL PHARMACY SERVICES;
TO TAKE ANNUAL NON-CASH CHARGE

         Indianapolis, IN -- November 14, 2000. Bindley Western Industries, Inc. (NYSE:BDY) announced today that it was delaying the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2000 to permit a restatement of its financial statements to account for its August 31, 1999 acquisition of Central Pharmacy Services under the purchase method of accounting. According to Bindley Western's Executive Vice President and Chief Financial Officer, Thomas J. Salentine, "our independent accountants have advised us that a cash dividend contractually required to be paid to preferred shareholders of Central Pharmacy Services immediately prior to the acquisition may have made the pooling of interests method of accounting unavailable for the Central Pharmacy Services acquisition. For this reason, Bindley Western has delayed the filing of its 10-Q pending completion of a restatement of our financial statements for 1997, 1998, 1999 and the first two quarters of 2000 to account for the Central Pharmacy Services acquisition as a purchase. The restatement will result in an annual non-cash charge to our earnings reflecting the amortization of intangible assets associated with the transaction. Additionally, the operations of Central Pharmacy Services would be eliminated from Bindley Western's financial statements prior to the date of the acquisition. Bindley Western issued 2.9 million shares of common stock and options to acquire 300,000 additional shares with a total value of approximately $55 million in the Central Pharmacy Services transaction. The restatement will not reflect any other accounting or operational issues. We expect to file the third quarter 10-Q on or before November 20, 2000 and shortly thereafter amend our other affected periodic reports."

         Mr. Salentine will host a conference call on Wednesday morning, November 15, 2000, at 8:00 a.m. (Eastern Time) to discuss the restatement. The call will be broadcast both live and for a two-week period over the Internet. Participants will be able to access the live call as well as the replay at the "Investor Info" page on Bindley Western's website at www.bindley.com.

         Certain information in this press release may contain forward-looking statements as defined in Section 27A of the Securities Act and 21E of the Exchange Act. Certain factors could cause actual results to differ materially from those in the forward-looking statements. The most significant of such uncertainties are described in the Company's Forms 10-K, 10-Q and 8-K and in exhibits to those reports.

         Indianapolis-based Bindley Western, with annualized revenues of $10 billion, is a Fortune 500 company that provides a synergistic array of cost effective pharmaceutical and supply channel management products and services from 17 distribution facilities located in 14 states and from 32 specialty pharmacies located in 15 states. Customers include independent drug stores, chain drug stores, supermarkets and mass retailers with their own pharmacies, hospitals, clinics, HMO's, and managed care organizations, all of which are dedicated to lowering the cost of healthcare and improving the quality of patient care. Information on Bindley Western is available on-line at www.bindley.com. Information on Central Pharmacy Services is available on-line at www.centralpharmacy.com.